EXHIBIT 10.5

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "First Amendment") is made effective as of the 22nd day of July, 2014, by and between PFRS 3202 BEHREND DRIVE CORP., a Michigan corporation ("Lessor"), and AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York corporation ("Lessee"), with reference to the following:

A.     TRC-W Phoenix Title, L.L.C., a Delaware limited liability company (Lessor's predecessor-in-interest under the Lease, as herein defined) ("Original Lessor"), and Lessee entered into that certain Lease Agreement dated July 27, 2005 (the "Lease"), for the lease of a 213,361 rentable square foot building (the "Building") and real property located at 3202 W. Behrend Drive, Phoenix, Arizona, as more particularly described in the Lease.

B.    Lessor and Lessee desire by this First Amendment to amend the Lease in order to (i) extend the Term, (ii) provide for a revised Base Rent, and (iii) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference), for the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.    Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. Unless the context clearly indicates otherwise, all references to the "Lease" in the Lease and in this First Amendment shall hereinafter be deemed to refer to the Lease, as amended hereby.

2.    Extension of Term. Lessor and Lessee acknowledge that the Term is scheduled to expire on July 31, 2015. Notwithstanding anything to the contrary contained in the Lease, Lessor and Lessee agree that the Term is hereby extended for a period of ninety-six (96) complete calendar months (the "Extension Term") commencing on August 1, 2015 (the "Extension Term Commencement Date") and ending on July 31, 2023, unless sooner terminated in accordance with the terms of the Lease. Lessor and Lessee acknowledge and agree that, notwithstanding anything to the contrary in the Lease, Lessee shall continue to have the third, fourth, fifth and sixth Additional Renewal Terms set forth in Section 5.1 of the Lease (i.e., four (4) additional successive terms of five (5) years each upon the terms specified in the Lease with respect to each such Additional Renewal Term). In addition, any reference in the Lease to the "Term" or words of similar import shall mean the Term together with the Extension Term, unless the context clearly indicates otherwise, and any reference in the Lease to the "expiration date" or words of similar import shall mean July 31, 2023, unless the context clearly indicates otherwise.

3.    Base Rent for Extension Term. Notwithstanding anything to the contrary contained in the Lease, and in addition to all other amounts due and payable by Lessee in connection with the Lease to be paid in the manner specified therein, including, without limitation, Supplemental Rent, and amounts due in connection with Lessee's indemnification, insurance, maintenance, repair and utility obligations, Lessee shall, commencing on the Extension Term Commencement Date, pay in the manner specified in the Lease, Base Rent for the entire Building as follows:

Period	Monthly Base Rent	Annual Base Rent
8/1/15-7/31/20	$202,572.36	$2,430,868.32
8/1/20-7/31/23	$205,610.95	$2,467,3331.40

4.    Base Rent Credit. Provided that a Lease Event of Default is not then occurring, Lessor agrees to provide a Base Rent credit in the amount of $1,600,207.50 ("Rent Credit Amount"), which shall be applied to offset the Base Rent due under the Lease commencing on August 1, 2014 until fully applied; however, Lessor shall have the right, upon five (5) days prior written notice to Lessee, to instead pay the remaining portion of the Rent Credit Amount not already applied to offset the Base Rent directly to Lessee in a lump sum, which lump sum payment shall (i) be increased to include all Privilege Taxes (as defined below) that Lessee shall be required to pay as a result of Lessee making additional Base Rent payments; and (ii) be made within thirty (30) days of the date of such notice. The right to the abatement set forth above shall be personal to American Express Travel Related Services Company, Inc., a New York corporation ("Named Lessee"), and shall not be transferable to any assignee or other transferee of Named Lessee's interest in the Lease.

5.    Privilege Tax. Notwithstanding anything to the contrary contained in the Lease, including Section 19.2 of the Lease, effective as of (but not with respect to any period prior to) August 1, 2014, Lessee shall be responsible for (and Taxes shall be deemed to expressly include) the payment of (A) one hundred percent (100%) of the privilege/sales taxes due from Lessor to the City of Phoenix and/or Maricopa County with respect to payments of Base Rent made by Lessee to Lessor pursuant to the Lease for the Property, and (B) one hundred percent (100%) of the privilege/sales taxes due from Lessor to the City of Phoenix and/or Maricopa County with respect to payments of Taxes paid by Lessee to, or on behalf of, Lessor pursuant to the Lease for the Property, and (C) if the State of Arizona institutes a privilege/sales tax that is specifically stated to be in lieu of any other Tax currently due and being paid by Lessee under the Lease, one hundred percent (100%) of the privilege/sales taxes due from Lessor to the State of Arizona (collectively, the "Privilege Taxes"). Notwithstanding the foregoing, if Lessor exercises its remedy under Section 18.1 of the Lease to cure any Lessee default after the expiration of the applicable notice and cure period, and prior to the exercise of such remedy, Lessor shall also have given Lessee a second notice that shall specifically state that the costs to be reimbursed by Lessee in connection with such cure shall include any privilege/sales taxes due from Lessor to the City of Phoenix and/or Maricopa County (and/or the State of Arizona, if the provisions of subsection (C) above are applicable) on the amount to be reimbursed by Lessee for Lessor's costs incurred in connection with such cure, then in such case such privilege/sales taxes shall be considered to be a part of "Privilege Taxes." All other privilege/sales taxes or similar taxes due from or assessed against Lessor by any governmental entity with respect to any other amounts paid to, or on behalf of Lessor, shall remain the obligation of Lessor under the Lease. Lessee shall only be responsible to reimburse Lessor for payments of the Privilege Taxes that have been made by Lessor to the appropriate taxing authorities (based on payments made by Lessee to Lessor in accordance with the Lease), which reimbursement shall be made by Lessee within ten (10) Business Days after receipt of an invoice therefor.

6.    Utility and Energy Usage. To the extent that future Applicable Laws shall require energy usage disclosure or reporting for the Building, then Lessor and Lessee shall negotiate in good faith to implement appropriate methods for satisfying such usage disclosure or reporting requirements.

7.    Condition of Building. Lessee acknowledges that (a) it has been occupying and continues to occupy the Building, (b) it is familiar with the condition of the Building, (c) it accepts the Building in its "as-is, where-is and with all faults" condition without improvement or allowance, and (d) Lessor has made no representation or warranty regarding the condition of the Building or the suitability thereof for Lessee's business.

8.    Intentionally Omitted.

9.    Confidentiality. Lessor and Lessee hereby agree to keep the terms of the Lease and this First Amendment and the negotiation of the Lease and this First Amendment confidential, and neither party shall disseminate or disclose such information to third parties except each party's financial, legal, property management and space planning advisors and consultants in connection with the negotiation and documentation of this First Amendment.

10.    Notices. Until such time as either party delivers written notice to the other of any change to any such address, such party's address for notices under the Lease shall be as follows:

To Lessor:	PFRS 3202 BEHREND DRIVE CORP. c/o American Realty Advisors 801 North Brand Blvd., Suite 800 Glendale, California 91203 Attention: Stanley Iezman

To Lessee:	American Express Travel Related Services Company, Inc. Attention: Vice President, Americas & Global Blue Work, GBS GREWE Three World Financial Center 200 Vesey Street New York, New York 10285

and American Express Lease Administration c/o CBRE, Inc. 5100 Poplar Avenue, Suite 1000 Memphis, Tennessee 38137

and American Express Real Estate Attention: GBS Global Real Estate 1755 North Brown Rd. M/S 13829-04-06 Lawrenceville, Georgia 30043

and American Express Attention: GRE Finance Manager 777 American Expressway Mail Drop 05-01-10C Ft. Lauderdale, Florida 33337

and Sills Cummins & Gross P.C. One Riverfront Plaza Newark, New Jersey 07102 Attention: Mark S. Levenson, Esq.

11.    Entire Agreement. This First Amendment contains the entire agreement and understanding between the parties concerning the subject matter of this First Amendment and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, concerning the matters that are the subject of this First Amendment. Wherever possible, each term of this First Amendment shall be interpreted in such a manner as to be valid under applicable laws, rules, regulations and court authority, but if, notwithstanding the foregoing, any term of this First Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining terms of this First Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.    Brokers. Except with respect to CBRE, Inc., the broker involved in this First Amendment, (i) Lessee hereby represents and warrants to Lessor that Lessee has not entered into any agreement or taken any other action that might result in any obligation on the part of Lessor or Lessee to pay any brokerage commission, finder's fee or other compensation with respect to this First Amendment, and Lessee agrees to protect, defend, indemnify and hold Lessor harmless from and against any and all actions, adjudications, awards, causes of action, claims, costs, damages, demands, expenses (including, without limitation, attorneys' fees and costs and court costs), fees, fines, forfeitures, injuries, judgments, liabilities, liens, losses, obligations, orders, penalties, proceedings, stop notices and suits (collectively, "Claims") in any way arising or resulting from or in connection with or related to any breach or inaccuracy of such representation and warranty; and (ii) Lessor hereby represents and warrants to Lessee that Lessor has not entered into any agreement or taken any other action that might result in any obligation on the part of Lessor or Lessee to pay any brokerage commission, finder's fee or other compensation with respect to this First Amendment, and Lessor agrees to protect, defend, indemnify and hold Lessee harmless from and against any and all Claims in any way arising or resulting from or in connection with or related to any breach or inaccuracy of such representation and warranty. Lessor shall pay a commission to CBRE, Inc. pursuant to a separate agreement.

13.    OFAC Compliance. Lessee (i) has not been designated as a "specifically designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control; and (ii) is not engaged in this First Amendment directly or indirectly on behalf of or facilitating this First Amendment for any person other than itself. Lessor (i) has not been designated as a "specifically designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control; and (ii) is not engaged in this First Amendment directly or indirectly on behalf of or facilitating this First Amendment for any person other than itself.

14.    Intentionally Omitted.

15.    Unrelated Business Income/Rents from Real Property. Lessor shall have the right at any time and from time to time to unilaterally amend the provisions of the Lease with respect to monies to be paid to Lessor, if Lessor is advised by its counsel or its accounting firm that all or any portion of the monies paid by Lessee to Lessor under the Lease (A) are, or may be deemed to be, unrelated business income within the meaning of the United States Internal Revenue Code of 1986, as amended, or regulations issued thereunder (the "Code"), and/or (B) no longer qualify, or there is risk that any such monies may not qualify, as "rent from real property" under the Code, and Lessee agrees that it will execute all documents or instruments reasonably necessary to effect such amendment or amendments, provided that (i) no such amendment shall result in Lessee having to pay, in the aggregate, more money on account of its occupancy of the Premises under the terms of the Lease, as so amended, (ii) no such amendment shall result in any interference with Lessee's use and enjoyment of the Premises, (iii) no such amendment shall result in any amendment, alteration or impact on Lessee's non-monetary rights or obligations under the Lease (including, but not limited to, Lessee's use of the Premises for the Permitted Use), and (iv) no such amendment shall result in Lessee receiving less services than it was then entitled to receive under the Lease, or services of a lesser quality.

16.    Roadway Easement. Lessor recognizes that the Property is one part of the "American Express" campus in Phoenix and that Lessee and/or its affiliates may be vacating or reorganizing other parts of such campus. Without prejudice to Lessor's or Lessee's rights under the Lease, which are specifically preserved, if Lessee desires to amend the existing roadway and access easements affecting the Property to facilitate the reorganization of the use of such campus by Lessee and/or its affiliates, then Lessor and Lessee shall negotiate such amendment in good faith; however, neither Lessor nor Lessee shall be obligated to execute any such amendment.

17.    Ratification. Lessor is the successor in interest to Original Lessor under the Lease. Lessor and Lessee hereby ratify and confirm their respective rights and obligations under the Lease. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control.

18.    Headings. The headings to sections of this First Amendment are for convenient reference only and shall not be used in interpreting this First Amendment.

19.    Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This First Amendment may be executed by a party's signature transmitted by facsimile ("fax") or email or by a party's electronic signature, and copies of this First Amendment executed and delivered by means of faxed or emailed copies of signatures or originals of this First Amendment executed by electronic signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed, emailed or electronic signatures as if such signatures were original wet signatures. Any party executing and delivering this First Amendment by fax or email shall promptly thereafter deliver a counterpart signature page of this First Amendment containing said party's original signature. All parties hereto agree that a faxed or emailed signature page or an electronic signature may be introduced into evidence in any proceeding arising out of or related to this First Amendment as if it were an original wet signature page.

20.    Lender Approval. Lessor and Lessee acknowledge and agree that this First Amendment (other than the provisions of this Section 20) shall not be effective unless and until this First Amendment is approved (or deemed approved) by Lessor's lender and, in the event this First Amendment is disapproved by Lessor's lender, the parties agree that, notwithstanding anything to the contrary in the Lease, the Intent to Renew Date set forth in Section 5.1 of the Lease, with respect to the First Renewal Term only, shall be deemed to be the date that is ten (10) business days after the date Lessor notifies Lessee in writing of Lessor's lender's disapproval of this First Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, Lessor and Lessee have caused their duly authorized representatives to execute the First Amendment as of the date first above written.

LESSOR:

PFRS 3202 BEHREND DRIVE CORP.,
a Michigan corporation

By: FIRST FIDUCIARY REALTY ADVISORS, INC.,
a California corporation, its authorized representative

Authorized By: Paul Vacheron, Managing Director Asset Management

LESSEE:

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.,
a New York corporation

By: /s/ Suzanne Heidelberger
Name: Suzanne Heidelberger
Title: SVP, Global Real Estate and Workplace Enablement
Date: 7/31/2014